Exhibit C

Authorization Resolution of Brew Buddies, L.L.C

AUTHORIZATION RESOLUTION OF

BREW BUDDIES, L.L.C.

                The undersigned, being all of the members of the Managing Member of Brew Buddies, L.L.C., a South Dakota limited liability company (“Company”), entitled to notice of the meeting of members, waive all requirements of notice of the meeting of members and consent to the adoption of this Authorization Resolution of said limited liability company.

                The actions set forth below are adopted and shall be of the same effect as if adopted at a meeting of managing members of Company duly called and held for the purposes of taking such actions.  This Writing is ordered filed with the minutes of the meetings of members of the Company.

                RESOLVED, that Donald A. Dunham is authorized to execute the FORM ID to apply for an electronic filing number for the Company for purposes of Edgar filings;

                RESOLVED, that Eugene McGowan is authorized to execute any and all documents necessary to carry out the submission and filing of Form 13-D in connection therewith.

                Dated this 11th day of October, 2002.

Bluestem Capital Company, LLC

By: /S/ Sandy Horst	/S/ Donald A. Dunham, Jr.
Its Authorized Officer	Donald A. Dunham, Jr.

/S/ Eugene McGowan
Eugene McGowan